VENTURE ACCELERATION AGREEMENT

THIS VENTURE ACCELERATION AGREEMENT (this "Agreement") is made and effective as of the date set forth below ("Effective Date") by and between Real Paper Displays, Inc., a Nevada corporation (the "Corporation") and Select University Technologies, Inc., a California corporation (the "Manager")

RECITALS:

WHEREAS, the Corporation has acquired from The University of Texas System (the "Licensor") certain rights to technology relating to the technology described on Exhibit "A" attached hereto (the "Technology") pursuant to the terms and conditions of a License Agreement made on or about June 1, 2006 between the Corporation and Licensor; and

WHEREAS, the Corporation intends to utilize and develop and commercialize the Technology; and

WHEREAS, in furtherance of its efforts to develop and commercialize the Technology, the Corporation desires to avail itself of the experience, advice, assistance and certain facilities of the Manager and to have the Manager provide the services and other benefits described hereinafter on behalf of the Corporation, on the terms and conditions set forth below;

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions

The terms defined in this Section 1.1 whenever used in this Agreement, unless the context otherwise requires, shall have the respective meanings as hereinafter specified:

(a) "Affiliate" when used to indicate a relationship with any person, corporation or entity shall mean any relationship whereby one party controls, is under common control or is controlled by another party, whether directly or indirectly;

(b) "Agreement" includes this agreement, any agreement which is supplementary to or an amendment or confirmation of this Agreement and any schedules or exhibits attached to this Agreement;

(c) "Effective Date" means the effective date of this Agreement, which date is set forth on the signature page to this Agreement.

(d) "Gross Profit" means Gross Revenues less cost of goods sold, relating to the sale of the technology developed by the Corporation as calculated in accordance with generally accepted accounting principles;

(e) "Gross Revenues" means all revenue received from all sources from the sale of the products developed by the Corporation utilizing the Technology, as calculated in accordance with generally accepted accounting principles;

(f) "Management Fee" shall have the meaning ascribed to it in Section 3.1;

(g) "Operating Profit" shall mean profit before interest and taxes, calculate in accordance with generally accepted accounting principles;

(h) "Performance Fee" shall have the meaning ascribed to it in Section 3.2;

(i) "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, any government or agency or instrumentality thereof or any other entity;

(j) "Budget" shall have the meaning ascribed to it in Section 2.2.

1.2 Number and Gender

Whenever the context so requires, a term used herein importing the singular number only will include the plural and vice versa and words importing any gender will include all other genders.

1.3 Headings

The article and section headings have been inserted for convenience only and neither limit nor amplify the meaning of the provisions contained herein.

ARTICLE 2

APPOINTMENT OF THE MANAGER

2.1 Management Services and Duties

In consideration for the payment of the Management Fee and the Performance Fee as set out in Article 3, the Corporation hereby appoints the Manager and the Manager hereby accepts the appointment as manager of the Corporation, subject to and in accordance with the terms, conditions and limitations of this Agreement. Pursuant to appointment, Manager shall provide the Corporation the services called for in this Agreement and, in connection therewith, shall furnish certain personnel and property for the benefit of the Corporation as set out in Schedule "A" hereto, all at such time and in such manner and as the Manager may determine from time to time in its reasonable discretion, that are necessary or advisable in relation to the objectives and activities contemplated by the Budget (as hereinafter defined) in effect from time to time.

2.2 Budget

The four operational milestones for the development and commercialization of the Technology by the Corporation are: (i) development of engineering prototype, (ii) development of manufacturing prototype, (iii) first sales of product, and (iv) cash-flow break-even. The description of these milestones and the activities, resources and estimated costs necessary to achieve these operational milestones are set forth in the Corporation's business plan, ("Plan") which Plan was presented to and was the basis of the Fund's decision to invest in the Corporation. The Manager shall develop and provide to the Corporation a proposed budget of the estimated costs to achieve each operational milestone which budget shall be consistent with the Plan (the "Budget"). The Budget shall also include details of proposed costs and expenditures for the services and items which are to be provided by the Corporation and are not part of the services provided by Manager under this Agreement as set forth in Section 2.3. The portion of the Budget relating to the first operational milestone shall have been submitted to and approved or ratified by the Board of Directors concurrent with the execution of this Agreement. The portion of the Budget for each subsequent operational milestone shall be submitted to and approved by the Board of Directors of

the Corporation together with a Notice of Milestone Achievement confirming that the previous milestone has been met. The Board of Directors shall promptly meet to approve the Budget for next operational milestone, and the Notice of Milestone Achievement, upon submission by the Manager, which approval shall be forwarded to the Fund in connection with the Corporation's request for incremental investment by the Fund, consistent with the Budget for the next operational milestone.

2.3 Services Not Provided by The Manager

The Parties agree that the Corporation shall be responsible for payment of certain expenses, as set out in Schedule "A" hereto ("Corporation and Manager Expenses"), and that such expenses are solely for the Corporation's responsibility and are not provided by the Manager and are not included in the Management Fee or Performance Fee paid to the Manager. If the Manager has paid such Corporation Expenses on behalf of the Corporation, the Corporation shall reimburse the Manager within five (5) days after receipt of notice or an invoice thereof from the Manager.

2.4 Standard of Care

In exercising its powers and discharging its duties under this Agreement, the Manager shall exercise that degree of care, diligence and skill that a reasonable business manager would exercise in comparable circumstances.

It is acknowledged and understood by the parties hereto that the Manager may in its capacity as adviser and manager delegate the performance of certain of the services to be provided by Manager hereunder to any other party, corporation or entity provided that such delegation shall not relieve the Manager of its obligations under this Agreement. The Manager will absorb and be responsible for any costs incurred in connection with such delegation of its obligations.

2.5 Other Project and Activities

The Corporation hereby acknowledges that the Manager is and will be engaged in, and will continue to engage in, providing management services with respect to other parties and projects ("Other Projects"), and accordingly, the Manager will divide its time between its obligations under this Agreement and Other Projects. The Corporation will not, by reason of this Agreement or otherwise, have or be entitled to an interest in any such Other Projects. The Corporation hereby consents to Manager providing services and performing activities for such Other Projects and agrees that nothing herein shall prevent the Manager or any of its officers, directors, employees or agents of any of its Affiliates from rendering services or acting as advisor or manager to any Other Project or Person even though such Other Project or Person may have business interests similar to those of the Corporation, subject to the limitations set forth in Section 4.4 hereto.

2.6 No Liability for Advice

The Manager shall not be liable, answerable or accountable for any loss or damage resulting from the advice given by the Manager or the exercise by the Manager of its discretion or its refusal to exercise a discretion, provided that the Manager has acted in an honest manner and is not in breach of any of its obligations hereunder.

ARTICLE 3
REMUNERATION OF THE MANAGER

3.1 Management Fee

(a) For managerial and administration services provided hereunder, the Manager shall receive from the Corporation a one-time initial fee of $100,000 concurrent with the execution of this Agreement. The Manager will also receive from the Corporation during the term of this Agreement an annual fee in the amount of $930,000.00 (the "Management Fee").

(b) The annual Management Fee shall be paid to the Manager, in advance, on the first Business Day of every month, in twelve equal installments of $77,500.00, commencing as of the Effective Date. In the event the Effective Date is not the first day of a calendar month, the Management Fee shall be pro-rated for the first and last months governed hereby based on the actual number of calendar days for which this Agreement shall have been in effect.

3.2 Performance Fee

(a) The Manager will be entitled to receive from the Corporation, an additional fee of six percent (6%) of Gross Revenues for the first three years of this Agreement, commencing as of the Effective Date (the "Performance Fee"). Thereafter, the Performance Fee will be calculated at 15% of quarterly Operating Profit (as determined before calculating the Performance Fee) for the remaining term of this Agreement, subject to 3.2(c) below.

(b) The Performance Fee shall be calculated quarterly by the Manager commencing on the Effective Date of this Agreement, and shall be paid to the Manager within 30 days following delivery of an invoice thereof from the Manager to the Corporation.

(c) If the Corporation has an Operating Profit in the fourth quarter of its third year of operations, Manager shall be entitled to receive 15% of the Gross Revenue of the Corporation during the two years following expiration of the Initial Term of this Agreement, to be paid on a quarterly basis as set forth above.

3.3 Financial Records

(a) The Manager shall cause to be prepared and the Corporation shall maintain financial records and books of account, including without limitation, such financial statements and records as are necessary for the accurate determination of Gross Revenue, Operating Profit, Management Fee, Performance Fee and Bonus Fee under this Agreement. The Corporation's financial records will be kept in compliance with Generally Accepted Accounting Principles (GAAP) consistently applied and will be subject to audit by a national accounting firm to be selected by the Board of Directors of the Corporation.

ARTICLE 4

INDEMNIFICATION

4.1 Confidentiality

The Manager shall keep confidential any Confidential Information (as hereinafter defined) relating to the Corporation's business, finances, marketing and Technology, to which it obtains access and shall take all reasonable precautions to protect such Confidential Information of the Corporation or any part thereof from any use, disclosure or copying except as expressly authorized by this Agreement or the Corporation. Confidential Information includes marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other nonpublic technical or business information, which Company treats as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Such Confidential Information shall be identified in writing or marked as confidential or if given to Manager's representatives orally or visually, is identified as confidential at the time of disclosure and subsequently confirmed as confidential in writing within ten (10) days of such disclosure. Confidential Information of the Corporation shall not include (i) information which is or becomes available to the public through no fault of the Manager or, (ii) which is disclosed to the Manager by a third party who had lawfully obtained such information and without breach of third party's confidential obligations, (iii) which information was already known to or in the possession of Manager prior to the time it was disclosed by Corporation, or (iv) is independently developed by Manager without use of Confidential Information of the Corporation.

4.2 Indemnification

(a) The Corporation shall indemnify, defend and hold harmless, the Manager and any Person who, at the request of the Manager, is providing services or is serving or shall have served as a director, officer or employee of the Manager or an Affiliate ("Indemnitee") against all claims, action, suit or proceeding, demands, losses, obligations, damages, deficiencies, liabilities and expenses (including judgment, fines, penalties, interest, amounts paid in settlement and attorney fees and costs ("Claim") that arise from, in connection with, or related in any matter to this Agreement and the services to be provided hereunder, provided, any Indemnitee or person claiming indemnification hereunder shall not be entitled to indemnification if and to the extent that such party shall have been finally determined to be in material breach of duties under this Agreement, guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Manager of the Corporation in connection with the events giving rise to such Claim.

(b) For the purposes of this Section 4.2 "action, suit or proceeding" shall include every action, suit or proceeding, civil, criminal or other, and the right of indemnification conferred thereby shall extend to any threatened action, suit or proceeding.

ARTICLE 5

TERM AND TERMINATION

5.1 Term

This Agreement shall continue in force for an initial term of three (3) years from the Effective Date ("Initial Term") and may be renewed upon terms and conditions mutually agreed upon by the parties.

5.2 Payment

Upon the expiration or termination of this Agreement, the Manager shall be paid all compensation due for services rendered through the date of termination, all accrued compensation and payments and all future payments which Manager is entitled to receive under the terms of the Agreement, included but not limited to the payments described in Article 3 and shall be reimbursed for all expenses incurred in its capacity as Manager to the date of termination.

5.3 Termination

(a) The Manager's appointment and all authority hereunder shall be terminable by written notice from the Corporation in the event that the Manager:

(i) Is in material breach of any of its obligations, representations or warranties under this Agreement and has failed to cure such breach, or failed to commence steps designed to cure such breach, within thirty (30) days after receiving written notice of the breach from the Corporation; which specifies in detail the nature of such breach. The parties agree that the failure of the Corporation to meet or perform in accordance with the Budget during the first three (3) years after the Effective Date shall not be deemed to constitute a breach of this Agreement.

(ii) Becomes bankrupt, wound-up, insolvent or dissolved, whether voluntary or involuntary.

(b) The Manager shall have the right to terminate this Agreement by written notice to the Corporation in the event that the Corporation:

(i) Is in material breach of any of its obligation, representation or warranty under this Agreement and has failed to remedy or cure the breach, or commence steps designed to cure such breach, within 30 days after receiving notice of the breach from the Manager, which notice shall specify in detail the nature of such breach;

(ii) Becomes bankrupt, wound-up, insolvent or dissolved, whether voluntary or involuntary; or

(iii) The Corporation fails to make payment to the Manager of the Management Fee or the Performance Fee and has failed to rectify the breach of payment within 30 days after receiving notice of such breach from the Manager.

(c) Notwithstanding any other provisions herein, except as provided in 5.3(a) or 5.3(b), neither party may terminate this Agreement for any reason before the expiration of the Initial Term of this Agreement.

ARTICLE 6

MISCELLANEOUS

6.1 Mediation and Arbitration

(a) The parties agree to settle all claims, controversy and disputes ("Claims") arising under or relating to this Agreement through mediation and arbitration at the offices of Judicial Arbitration and Mediation Services/EnDispute (J.A.M.S.) in Orange County, California. The Claims subject to the provision of these mediation and arbitration provisions are to be broadly defined, including but not limited to the following: contract claims, tort claims, all statutory claims, compensation claims and claims for injunctive relief.

(b) All Claims shall first be submitted for resolution by mediation. The Complaining party must contact J.A.M.S. to schedule a settlement conference within three (3) months of the action or event giving rise to the Claim. The parties may mutually agree on a mediator from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of the three (3) available mediators, and each party may strike one. The remaining mediator will serve as a mediator at the settlement conference. Neither party may initiate arbitration proceedings until mediation is completed.

(c) All Claims arising under this contract which are not resolved through mediation may be submitted to J.A.M.S. for binding arbitration. The parties agree that (i) arbitration must be initiated within three (3) months of the completion of mediation and in no event later than one (1) year after the claimed breach occurred and (ii) that the failure to initiate arbitration within said period constitutes an absolute bar to the institution of any new or other proceedings. The aggrieved party can initiate arbitration by sending written notice of an intention to arbitrate to all parties and to J.A.M.S. The notice must contain a description of the Claim, the amount involved, and the remedy sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement, provided by J.A.M.S., setting forth the rights of the parties for the arbitration and the rules and procedures to be followed at the arbitration hearing.

The parties may agree on a retired judge from the J.A.M.S. panel to serve as arbitrator. If they are unable to agree, J.A.M.S. will provide a list of three (3) available retired judges and each party may strike one. The remaining retired judge will serve as the arbitrator.

(e) The arbitration shall comply with and be governed by the provisions of the California Arbitration Act, California Code of Civil Procedure (Sections 1280 through 1294.2) and any award by the arbitrator shall be enforceable in any court of competent jurisdiction. The prevailing party shall be entitled to recover the costs of the services provided by J.A.M.S. in connection with any arbitration under this Agreement. If there is no certain and definite prevailing party, as determined by the arbitrator, then the parties shall share the cost of the services provided by J.A.M.S. equally.

6.2 No Partnership or Joint Venture or Agency

Nothing herein contained shall be construed as creating a partnership, joint venture or association of any kind or as imposing upon any party any partnership duty, obligation or liability to any other party.

6.3 Amendments

This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise except by instrument in writing executed by the duly authorized representatives of the parties hereto or their respective successors or assigns.

6.4 Force Majeure

Neither party shall be liable for failure to perform its obligations hereunder due to Causes Beyond Its Reasonable Control and without the fault or negligence of such party provided that such party shall use all reasonable efforts within its control in attempting to remove the cause. Such Causes Beyond Its Reasonable Control shall include but not be limited to strikes and labor disputes, acts of God or government, acts of war, riots or epidemics. In the event that any such Causes should continue for a period of twelve months, the other party shall have the right to terminate this Agreement by giving notice to the other party.

6.5 Assignment

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party. This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted, assigns.

6.6 Severability

If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provisions in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

6.7 Notices

Any notice, report, remittance, consent or any instrument required or permitted to be given or made pursuant hereto shall be in writing and may be given by (i) personal delivery (ii) facsiimile, (iii) courier service, or (iv) send certified mail, addressed as follows:

Real Paper Displays, Inc.
4040 MacArthur Blvd, Ste. 240
Newport Beach, CA 92660

Fax: 949-955-2739
Attention: Malcolm Lennie, Chairman

and, if addressed to the Manager, to:

Select University Technologies, Inc.
4040 MacArthur Blvd, Ste. 240
Newport Beach, California 92660

Fax: (949) 955-2739
Attention: Mr. Frederick T. Rogers, President

Any such instrument shall be deemed received and delivered (i) upon personal delivery (ii) confirmation of receipt if sent by facsimile, (iii) twenty-four (24) hours after delivery to courier for next day delivery, or (iv) if mailed, the actual date of receipt. The address at which notice may be given to a party may be changed by the giving of notice of such change by that party to the other party as provided for in this paragraph.

6.8 Reliance

The Manager shall be entitled to rely on statements, advice or opinions (including financial statements and auditor's reports) of agents (any of which may be persons with which the Manager or an agent is affiliated) whose professions give authority to a statement made by them on the subject in question and who are considered by the Manager to be competent. The Manager may rely, and shall be protected in acting, upon any instrument or other documents believed by it to be genuine and in force.

6.9 Governing Law

The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws provisions thereof.

6.11 Times of Essence

Time shall be of the essence of this Agreement.

6.12 Further Assurances

Subject to the terms of this Agreement, each of the parties hereto shall from time to time and at all times hereafter, without further consideration, do and perform all such further acts and things, and execute and deliver all such further agreements, assurances, deeds, assignments, conveyances, notices, releases and other documents and instruments, as may reasonably be required to assure the carrying out of the intent and purpose of this Agreement.

6.13 Entire Agreement

This Agreement expresses and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

Effective as of the _____ day of _____________, 2006.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their proper officers duly authorized in that behalf as of the day and year first above written.

REAL PAPER DISPLAYS, INC.

By: MALCOLM LENNIE

Its: Chairman of the Board

By: ____________________

Its: ____________________

SELECT UNIVERSITY TECHNOLOGIES, INC.

By: FREDERICK T. ROGERS

Its: President

By: ____________________

Its: PRESIDENT

EXHIBIT "A"

Patent or Application Number	Location	Title (RF Docket Number)	Filed	Assignee	Inventors
4,942,128	US patent	Microbial cellulose modified during synthesis	Issued July 17, 1990	Board of Regents, the University of Texas Systems, Austin TX	R. Malcolm Brown, Jr.
60/507,961	US provisional	Compositions, methods and systems for making and using electronic paper.	Filed	Board of Regents, the University of Texas Systems, Austin TX	Jay Shah, R. Malcolm Brown, Robert Wenz, YuYu Sun

SCHEDULE "A"

Corporation and Manager Expenses

THIS SCHEDULE "A" to the Venture Acceleration Agreement dated June 20, 2006 made between REAL PAPER DISPLAYS, INC. (Corporation) and SELECT UNIVERSITY TECHNOLOGIES, INC. (Manager).

1. Manager will provide senior managerial services of the following persons as it determines the need:
   - Chief Executive Officer
   - Vice-President - Sales and Marketing
   - Vice President - Operations
   - Vice President - Corporate Services
   - Vice-President - Planning & Development
   - Vice President - Finance & Administration

   Manager will not provide management personnel of the Corporation, including:

   President and/or Chief Operating Officer
   Director of Sales
   Director of Engineering
   Director of Operations
   Director of Marketing

   Manager will not provide direct sales personnel, and administrative and clerical support for the Corporation's management and sales personnel.

2. Rent and related charges pertaining to the Manager's principal office, located in Orange County, California (the "Head Office"). Manager will not provide rent and related charges for Corporation's required premises, including the Head Office.

3. All general-purpose furniture, computers, printers, copiers, telecommunications equipment and other necessary office equipment for the Manager's and the Corporation's personnel based in Head Office. Manager will not provide furniture and equipment for the Corporation's non-Head Office personnel. Manager will not provide special purpose furniture and equipment related to the Corporation's specific business.

4. All software licenses for computer programs reasonably necessary for use by the Manager's and the Corporation's personnel based in Head Office. The Manager will not provide licenses for specialized software related to the Corporation's business or general software licenses for the Corporation's non-Head Office personnel.

5. All telecommunications and similar charges incurred by Manager's and the Corporation's personnel based in the Head Office. The Manager will not pay telecommunication charges incurred with respect to the Corporation's personnel outside of Head Office.

6. Business taxes and similar assessments relating to Head Office. Manager will not provide business taxes and similar assessments on premises other than Head Office.

7. Administrative and clerical support services as such relate to or are required by Manager's personnel who perform services for the Corporation.

8. Regular day-to-day bookkeeping and accounting services and related costs. Manager will not provide services required to be performed by third parties, such as audits of the Corporation's financial statements.

9. Market research services performed by Manager's personnel. Manager will not pay for third party market research materials obtained from third parties.

10. Administration of the Corporation's payroll and employee benefits plans by Manager's personnel. Manager will not pay for Corporation's employee benefits and third party benefit plan costs.

11. Supervision of publicity and public relations functions and services for the Corporation. The Manager will not provide advertising, trade show, collateral materials and promotional costs for the Corporation.

12. Travel expenses incurred by the Manager's personnel on the Corporation's business. Manager will not provide travel expenses incurred by the Corporation's personnel.

13. Subscriptions to general business publications subscriptions and memberships to trade associations. Manager will not pay for industry specific memberships and subscriptions.

14. Manager will not provide the Corporation's office supplies, such as letterhead, business cards and business forms.

15. Manager will not pay for professional fees specific to the Corporation's business.

16. Manager will not pay for the Corporation's corporate filing fees, taxes, insurance or licensing fees.

17. Manager will not pay for courier, shipping and freight costs relating to the Corporation's receipt of parts, components and raw materials, and shipment of finished goods.

18. Manager will not pay for consultants engaged by the Corporation for the Corporation's business.

19. Manager will not pay for any other costs relating to the Corporation not listed above which have been identified and approved by the Corporation's Board of Directors through the budget process.

ADDENDUM TO VENTURE ACCELERATION AGREEMENT

This Addendum to the Venture Acceleration Agreement (this "Addendum") is entered into effective this 31 day of January, 2007 by and between Real Paper Displays Inc., a Nevada Corporation (the "Corporation") and Select University Technologies, Inc., a California Corporation (the "Manager"). The Corporation and the Manager may be referred to herein as a "Party" and collectively as the "Parties").

RECITALS

WHEREAS, the Parties are parties to the Venture Acceleration Agreement (the "Agreement);

WHEREAS, pursuant to the terms of the Agreement, the Corporation is obligated to pay a one-time initial fee of $100,000, a Management Fee, and a Performance Fee (collectively, the "Fees);

WHEREAS, the Corporation has been unable to pay all of its fees in cash as contemplated by the signed Venture Acceleration Agreement;

WHEREAS the Manager is prepared to accept a portion of its monthly fees in Corporation Stock.

NOW THEREFORE,

1. The sum of $37,500 shall be paid in cash and $40,000 shall be paid in shares at $.125/share until publicly traded and thereafter at the closing bid price, the day before issuance, after the Corporation is publicly traded.

2. The Manager, in consideration of its willingness to accept partial payment in shares, shall be relieved of its obligations to provide all of the personnel called for in the business plan at the times set out, acting reasonably, and keeping in mind the real requirements of the Corporation. Upon the Corporation converting to all cash payments as required the Manager shall have a reasonable time to fill any outstanding vacancies.

IN WITNESS WHEROF, the undersigned have executed this Addendum effective as of the date first set forth above.

Real Paper Displays Inc.	Select University Technologies, Inc.
[signature]	[signature]
By: Malcolm D. Lennie	By: Frederick T. Rogers
Its: Chairman of the Board	Its: President